EXHIBIT 19.8

PRINCIPAL SUBSIDIARIES AND OPERATING ENTITIES AT 31 DECEMBER 2015

			Shares held		Holding	Percentage held
			2015	2014		2015	2014
Principal subsidiaries and controlled operating entities(1)
AngloGold Ashanti Australia Limited(2)	2		257,462,077	257,462,077	I	100	100
AngloGold Ashanti Holdings plc	6		5,219,748,514	5,219,748,514	D	100	100
AngloGold Ashanti USA Incorporated	10	}	237	237	D	100	100
			*500	*500	D

Operating entities
AngloGold Ashanti Córrego do Sítio Mineração S.A.	3		4,167,084,999	4,167,084,999	I	100	100
AngloGold Ashanti (Ghana) Limited(3)	4		132,419,584	132,419,584	I	100	100
AngloGold Ashanti (Iduapriem) Limited	4		66,270	66,270	I	100	100
Cerro Vanguardia S.A.	1		13,875,000	13,875,000	I	92.50	92.50
AngloGold Ashanti (Colorado) Corp(4)	10		-	1,250	I	-	100
Geita Gold Mining Limited	9		123,382,772	123,382,772	I	100	100
Mineração Serra Grande S.A.	3		1,999,999	1,999,999	I	100	100
Societé AngloGold Ashanti de Guinée S.A.	5		3,486,134	3,486,134	I	85	85

Joint venture operating entities
Kibali (Jersey) Limited(5)	7		2,310	2,310	I	50	50
Société des Mines de Morila S.A.	8		400	400	I	40	40
Société d’Exploitation des Mines d’Or de Sadiola S.A.	8		41,000	41,000	I	41	41
Société d’Exploitation des Mines d’Or de Yatela S.A.	8		400	400	I	40	40

*	Indicates preference shares

D – Direct Holding

I – Indirect Holding

(1)	All the operations in South Africa, namely, Mine Waste Solutions, Kopanang, Moab Khotsong, Mponeng and TauTona are held by the parent company, AngloGold Ashanti Limited.
(2)	Owner of the Sunrise Dam operation and the Tropicana joint venture in Australia.
(3)	Operates the Obuasi mine in Ghana.
(4)	The company was sold with the mining assets, the Cripple Creek & Victor gold mine, effective 3 August 2015.
(5)	Owner of Kibali Goldmines S.A. which operates the Kibali mine in the Democratic Republic of the Congo.

1 Argentina	6	Isle of Man
2 Australia	7	Jersey
3 Brazil	8	Mali
4 Ghana	9	Tanzania
5 Republic of Guinea	10	United States of America

E-5